Exhibit 4.2

THE EMPIRE DISTRICT ELECTRIC COMPANY (Grantor)
TO
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (Grantee)
AND
UMB BANK & TRUST, N.A.

Trustees

Forty-First Supplemental Indenture

Dated as of August 20, 2015

(Supplemental to Indenture dated as of September 1, 1944)

$60,000,000
First Mortgage Bonds, 3.59% Series due 2030

The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri

Legal Description: pages 9-10

i

FORTY-FIRST SUPPLEMENTAL INDENTURE, dated as of August 20, 2015, between The Empire District Electric Company, a corporation organized and existing under the laws of the State of Kansas (hereinafter called the “Company”), party of the first part, and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America and located in the State of California with a trust office at 2 N. LaSalle Street, Suite 1020, in the City of Chicago, Illinois, and UMB Bank & Trust, N.A., a national banking association organized and existing under the laws of the United States of America and having its principal corporate trust office in the City of St. Louis, Missouri (hereinafter sometimes called respectively the “Principal Trustee” and the “Missouri Trustee” and together the “Trustees” and each thereof a “Trustee”), as Trustees, parties of the second part.

WHEREAS the Company has heretofore executed and delivered to the Trustees its Indenture of Mortgage and Deed of Trust, dated as of September 1, 1944 (hereinafter sometimes referred to as the “Original Indenture”), to secure an issue of First Mortgage Bonds of the Company, issuable in series; and

WHEREAS the Company has heretofore executed and delivered to the Trustees forty Supplemental Indentures supplemental to the Original Indenture as follows:

Title	Dated

First Supplemental Indenture	as of June 1, 1946
Second Supplemental Indenture	as of January 1, 1948
Third Supplemental Indenture	as of December 1, 1950
Fourth Supplemental Indenture	as of December 1, 1954
Fifth Supplemental Indenture	as of June 1, 1957
Sixth Supplemental Indenture	as of February 1, 1968
Seventh Supplemental Indenture	as of April 1, 1969
Eighth Supplemental Indenture	as of May 1, 1970
Ninth Supplemental Indenture	as of July 1, 1976
Tenth Supplemental Indenture	as of November 1, 1977
Eleventh Supplemental Indenture	as of August 1, 1978
Twelfth Supplemental Indenture	as of December 1, 1978
Thirteenth Supplemental Indenture	as of November 1, 1979
Fourteenth Supplemental Indenture	as of September 15, 1983
Fifteenth Supplemental Indenture	as of October 1, 1988
Sixteenth Supplemental Indenture	as of November 1, 1989
Seventeenth Supplemental Indenture	as of December 1, 1990
Eighteenth Supplemental Indenture	as of July 1, 1992
Nineteenth Supplemental Indenture	as of May 1, 1993
Twentieth Supplemental Indenture	as of June 1, 1993
Twenty-First Supplemental Indenture	as of October 1, 1993
Twenty-Second Supplemental Indenture	as of November 1, 1993
Twenty-Third Supplemental Indenture	as of November 1, 1993
Twenty-Fourth Supplemental Indenture	as of March 1, 1994
Twenty-Fifth Supplemental Indenture	as of November 1, 1994
Twenty-Sixth Supplemental Indenture	as of April 1, 1995
Twenty-Seventh Supplemental Indenture	as of June 1, 1995
Twenty-Eighth Supplemental Indenture	as of December 1, 1996
Twenty-Ninth Supplemental Indenture	as of April 1, 1998
Thirtieth Supplemental Indenture	as of July 1, 1999

Thirty-First Supplemental Indenture	as of March 26, 2007
Thirty-Second Supplemental Indenture	as of March 11, 2008
Thirty-Third Supplemental Indenture	as of May 16, 2008
Thirty-Fourth Supplemental Indenture	as of March 27, 2009
Thirty-Fifth Supplemental Indenture	as of May 28, 2010
Thirty-Sixth Supplemental Indenture	as of August 25, 2010
Thirty-Seventh Supplemental Indenture	as of June 9, 2011
Thirty-Eighth Supplemental Indenture	as of April 2, 2012
Thirty-Ninth Supplemental Indenture	as of May 30, 2013
Fortieth Supplemental Indenture	as of December 1, 2014

some for the purpose of creating an additional series of bonds and of conveying additional property of the Company, and some for the purpose of modifying or amending provisions of the Original Indenture (the Original Indenture, all said Supplemental Indentures (other than the Thirtieth Supplemental Indenture, which did not become effective) and this Supplemental Indenture are herein collectively called the “Indenture”); and

WHEREAS the Company has acquired certain additional property hereinafter described or mentioned and, in compliance with its covenants in the Original Indenture, desires, by this Forty-First Supplemental Indenture, to evidence the subjection of such additional property to the lien of the Indenture; and

WHEREAS as provided by the Original Indenture, the Board of Directors of the Company, by resolution, has authorized a new series of bonds, to mature on August 20, 2030, to be designated as “First Mortgage Bonds, 3.59% Series due 2030,” and has authorized provisions permitted by the Original Indenture in respect of the bonds of said series; and

WHEREAS the Company and the initial purchasers of the First Mortgage Bonds, 3.59% Series due 2030 have entered into the Bond Purchase Agreement, dated as of June 11, 2015 (the “Bond Purchase Agreement”) pursuant to which the Company agreed to issue and sell to each purchaser party thereto, and each such purchaser agreed to purchase from the Company at the Closing (as defined in the Bond Purchase Agreement) First Mortgage Bonds, 3.59% Series due 2030 in the principal amount specified opposite such purchaser’s name in Schedule A to the Bond Purchase Agreement; and

WHEREAS the Board of Directors of the Company has authorized the Company to enter into this Forty-First Supplemental Indenture (herein sometimes referred to as “this Forty-First Supplemental Indenture” or “this Supplemental Indenture”) conveying to the Trustees and subjecting to the lien of the Indenture the property hereinafter described or mentioned, creating and designating the new series of bonds, and specifying the form and provisions of the bonds of said series provided or permitted by the Original Indenture; and

WHEREAS the texts of the First Mortgage Bonds, 3.59% Series due 2030, and of the Principal Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms following, respectively:

[FORM OF BOND]
[FACE]
THE EMPIRE DISTRICT ELECTRIC COMPANY
FIRST MORTGAGE BOND
3.59% SERIES DUE 2030
DUE AUGUST 20, 2030

No.	$
PPN:

THE EMPIRE DISTRICT ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of Kansas (hereinafter sometimes called the “Company”), for value received, hereby promises to pay to                                      or registered assigns, on (unless this bond shall have been called for previous redemption and provision made for the payment of the redemption price thereof) August 20, 2030,                Dollars ($       ) at its office or agency in the City of New York, New York, and to pay interest thereon at said office or agency at the rate of 3.59% per annum from the date of issuance of this bond, or from the most recent interest payment date to which interest has been paid or duly provided for on the bonds of this series, semi-annually on each February 20 and August 20, commencing on February 20, 2016 until the Company’s obligation with respect to such principal sum shall be discharged.  The principal of and the interest on this bond shall be payable in any coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.  The interest so payable on any February 20 and August 20 shall, subject to certain exceptions provided in the Forty-First Supplemental Indenture referred to on the reverse hereof, be paid to the person in whose name this bond is registered at the close of business on the February 5 or August 5 next preceding February 20 or August 20.  Notwithstanding anything in the Original Indenture or this Supplemental Indenture to the contrary, the principal and the redemption price, including the Make-Whole Amount, if any, of, and interest on, the First Mortgage Bonds, 3.59% Series due 2030 shall be payable by Federal funds bank wire transfer of immediately available funds in accordance with the provisions of, and so long as required by, Section 14.2 of the Bond Purchase Agreement, dated as of June 11, 2015 between the Company and the purchasers of the First Mortgage Bonds, 3.59% Series due 2030 (the “Bond Purchase Agreement”) or, in the event Section 14.2 shall no longer be applicable, in accordance with the provisions of the Original Indenture.  Interest on interest and principal which is overdue shall bear interest at that rate of interest that is 2.00% per annum above the rate of interest specified in the title of this series of bonds.

Reference is made to the further provisions of this bond set forth on the reverse hereof.  Such provisions shall for all purposes have the same effect as though fully set forth at this place.

This bond shall not be valid or become obligatory for any purpose until the certificate of authentication endorsed hereon shall have been signed by The Bank of New York Mellon Trust Company, N.A. or its successor, as a Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, THE EMPIRE DISTRICT ELECTRIC COMPANY has caused this bond to be signed in its name by its President or a Vice President, and its corporate seal to be imprinted hereon and attested by its Secretary or an Assistant Secretary.

Dated:

THE EMPIRE DISTRICT ELECTRIC COMPANY

By
Name:
Title:

Attest:

Name:
Title:

[FORM OF BOND]
[REVERSE]

This bond is one of an issue of bonds of the Company, known as its First Mortgage Bonds, issued and to be issued in one or more series under and equally and ratably secured (except as any sinking, amortization, improvement or other fund established in accordance with the provisions of the indenture hereinafter mentioned may afford additional security for the bonds of any particular series) by a certain indenture of mortgage and deed of trust, dated as of September 1, 1944, made by the Company to The Bank of New York Mellon Trust Company, N.A. (the “Principal Trustee”) and UMB Bank & Trust, N.A., as Trustees (hereinafter collectively called the “Trustees”), as supplemented from time to time (said indenture of mortgage and deed of trust and all indentures supplemental thereto being hereinafter collectively called the “Indenture”), to which Indenture reference is hereby made for a description of the property mortgaged, the nature and extent of the security, the rights and limitations of rights of the Company, the Trustees, and the holders of said bonds, and the terms and conditions upon which said bonds are secured, to all of the provisions of which Indenture, including the provisions permitting the issuance of bonds of any series for property which, under the restrictions and limitations therein specified, may be subject to liens prior to the lien of the Indenture, the holder, by accepting this bond, assents.  This bond is one of a series of bonds designated as the First Mortgage Bonds, 3.59% Series due 2030, of the Company.  The bonds of this series are also subject to the terms and conditions of the Bond Purchase Agreement.

The Company may, at its option, redeem some or all of the bonds of this series at any time; provided, that the Company may not redeem less than 5% of the aggregate principal amount of the bonds of this series then outstanding in the case of a partial redemption.  If the Company redeems the bonds of this series prior to their maturity, the Company must pay the holders thereof a redemption price equal to 100% of the principal amount of the bonds of this series to be redeemed and a “Make-Whole Amount”, which will be calculated as described below.

“Make-Whole Amount” means, with respect to any First Mortgage Bonds, 3.59% Series due 2030, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such First Mortgage Bonds, 3.59% Series due 2030 over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any First Mortgage Bonds, 3.59% Series due 2030, the principal of such First Mortgage Bonds, 3.59% Series due 2030 that is to be redeemed or has become or is declared to be immediately due and payable pursuant to the terms of the Bond Purchase Agreement.

“Discounted Value” means, with respect to the Called Principal of any First Mortgage Bonds, 3.59% Series due 2030, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the First Mortgage Bonds, 3.59% Series due 2030 is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any First Mortgage Bonds, 3.59% Series due 2030, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day (as defined in the Bond Purchase Agreement) preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the First Mortgage Bonds.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any First Mortgage Bonds, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the First Mortgage Bonds.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any First Mortgage Bonds, 3.59% Series due 2030, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the First Mortgage Bonds, 3.59% Series due 2030, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

“Settlement Date” means, with respect to the Called Principal of any First Mortgage Bonds, 3.59% Series due 2030, the date of redemption or the date on which such Called Principal has become or is declared to be immediately due and payable pursuant to the terms of the Bond Purchase Agreement, as the context requires.

When the Company redeems the bonds or the bonds become or are declared to be immediately due and payable, the Company must also pay all interest on such bonds that has accrued to such Settlement Date.

The Company shall give written notice to holders of bonds of this series to be redeemed by first-class mail at least 30 days but not more than 60 days prior to the date fixed for redemption.  Each such notice shall specify such date (which shall be a Business Day (as defined in the Bond Purchase Agreement)), the aggregate principal amount of the First Mortgage Bonds to be prepaid on such date, the principal amount of the First Mortgage Bonds held by such holder to be prepaid (determined in accordance with Section 8.2 of the Bond Purchase Agreement), and the interest to be paid on the redemption date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of First Mortgage Bonds a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified redemption date.

In the case of each partial redemption of the First Mortgage Bonds of this series, the principal amount of the First Mortgage Bonds of this series to be prepaid shall be allocated among all of the First Mortgage Bonds of this series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.

In the case of each redemption of First Mortgage Bonds of this series pursuant to the terms hereof, the principal amount of each bond to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any First Mortgage Bonds of this series paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued.

The principal of this bond may be declared or may become due before the maturity hereof, on the conditions, in the manner and at the times set forth in (i) the Indenture, upon the happening of a default, as therein defined or (ii) the Bond Purchase Agreement, upon the happening of an Event of Default, as therein defined.

This bond is transferable by the registered owner hereof in person or by his duly authorized attorney at the principal corporate trust office of the Principal Trustee, upon surrender and cancellation of this bond, and thereupon one or more new bonds of this series (as requested by the holder thereof), in an aggregate principal amount equal to the unpaid principal amount of the surrendered bond(s), will be issued to the transferee in exchange therefor, as provided in, and subject to the terms of, the Indenture and the Bond Purchase Agreement.  If this bond is transferred or exchanged between a record date, as defined in the aforementioned Forty-First Supplemental Indenture and the interest payment date in respect thereof, the new bond or bonds shall bear interest from such interest payment date unless the interest payable on such date is not duly paid or provided for on such date.  The Company and the Trustees and any paying agent may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment as herein provided and for all other purposes.  This bond, alone or with other bonds of this series, may in like manner be exchanged at such office or agency for one or more new bonds of this series in authorized denominations, of the same aggregate principal amount, all as provided in the Indenture and the Bond Purchase Agreement.  Upon each such transfer or exchange the Company may require the payment of any stamp or other tax or governmental charge incident thereto.

No recourse under or upon any covenant or obligation of the Indenture or the Bond Purchase Agreement, or of any bonds thereby secured, or for any claim based thereon, or otherwise in any manner in respect thereof, shall be had against any incorporator, subscriber to the capital stock, stockholder, officer or director, as such, of the Company, whether former, present or future, either directly, or indirectly through the Company or the Trustees or either of them, by the enforcement of any subscription to capital stock, assessment or otherwise, or by any legal or equitable proceeding by virtue of any statute or otherwise (including, without limiting the generality of the foregoing, any proceeding to enforce any claimed liability of stockholders of the Company based upon any theory of disregarding the corporate entity of the Company or upon any theory that the Company was acting as the agent or instrumentality of the stockholders), any and all such liability of incorporators, stockholders, subscribers, officers and directors, as such, being released by the holder hereof, by the acceptance of this bond, and being likewise waived and released by the terms of the Indenture under which this bond is issued.

[FORM OF PRINCIPAL TRUSTEE’S
CERTIFICATE OF AUTHENTICATION]

This bond is one of the bonds, of the series designated therein, described in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

By
Authorized Officer

and

WHEREAS the Company represents that all acts and things necessary have happened, been done, and been performed, to make the First Mortgage Bonds, 3.59% Series due 2030, when duly executed by the Company and authenticated by the Principal Trustee, and duly issued, the valid, binding and legal obligations of the Company, and to make the Original Indenture, the aforementioned prior Supplemental Indentures and this Supplemental Indenture valid and binding instruments for the security thereof, in accordance with their terms;

NOW, THEREFORE, THIS FORTY-FIRST SUPPLEMENTAL INDENTURE WITNESSETH:  That The Empire District Electric Company, the Company herein named, in consideration of the premises and of One Dollar ($1.00) to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in order to secure the payment of the principal of and the interest on all bonds from time to time outstanding under the Indenture, according to the terms of said bonds and of the coupons attached thereto, has granted, bargained, sold, warranted, aliened, remised, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed, and by these presents does grant, bargain, sell, warrant, alien, remise, release, convey, assign, transfer, mortgage, pledge, set over and confirm unto The Bank of New York Mellon Trust Company, N.A. and UMB Bank & Trust, N.A., as Trustees, and their respective successor or successors in the trust, and its or their assigns forever, the following property, with the same force and effect and subject to the same reservations and exceptions, as though specifically described in the granting clauses of the Original Indenture, that is to say:

A tract of land located in the Northeast Quarter (NE/4) of the Northwest Quarter (NW/4) of fractional Section 13, Township 34 South, Range 25 East in Cherokee County, Kansas, being described more fully as follows:  Commencing at the Southeast Corner of the Northeast Quarter (NE/4) of the Northwest Quarter (NW/4) of said Section 13, a found limestone; thence North 04 degrees 27 minutes 05 seconds West a distance of 452.80 feet along the East line of said Quarter Section to a found iron pin with cap on the apparent South Right-of-Way line of Front Street (Old 66 Blvd.); then North 04 degrees 27 minutes 05 seconds West a distance of 67.57 feet along said East line to a found Square bolt on the apparent North Right-of-Way line of Front Street (Old 66 Blvd); thence North 67 degrees 04 minutes 03 seconds West a distance of 73.39 feet along said apparent North Right-of-Way line of Front Street (Old 66 Blvd.) to the point of beginning; thence North 02 degrees 10 minutes 55 seconds East a distance of 471.81 feet to the apparent South Right-of-way line of Missouri Kansas and Texas Railroad (MK & T Railroad); thence South 52 degrees 14 minutes 45 seconds West a distance 805.70 feet along said South line of Railroad to the apparent North Right-of-way line of Front Street (Old 66 Blvd.); thence along said North

Right-of-Way line on a curve to the Right having a Radius of 512.00 feet, an arc distance of 542.30 feet and a central angle of 60 degrees 41 minutes 12 seconds (Chord= North 82 degrees 35 minutes 21 seconds East, 517.30 feet); thence South 67 degrees 04 minutes 03 seconds East a distance of 115.18 feet along said North line to the point of beginning.

Subject to easements, rights-of-way, and protective covenants of record, if any.

Subject to all prior mineral reservations and oil and gas leases.

ALSO all other property, whether real, personal or mixed (except as in the Original Indenture expressly excepted) of every nature and kind and wheresoever situated now owned or hereafter acquired by the Company;

TOGETHER with all and singular the tenements, hereditaments and appurtenances belonging or in anywise appertaining to the aforesaid mortgaged property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of § 8.01 of the Original Indenture) the tolls, rents, revenues, issues, earnings, income, products and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid mortgaged property, and every part and parcel thereof;

SUBJECT, HOWEVER, to permitted encumbrances as defined in the Original Indenture and, as to any property hereafter acquired by the Company, to any lien thereon existing, and to any liens for unpaid portions of the purchase money placed thereon at the time of such acquisition, and also subject to the provisions of Article 12 of the Original Indenture.

TO HAVE AND TO HOLD the same, unto the Trustees and their and each of their respective successors and assigns forever;

IN TRUST, NEVERTHELESS, upon the terms and trusts set forth in the Indenture, so that the same shall be held specifically by the Trustees under and subject to the terms of the Indenture in the same manner and for the same trusts, uses and purposes as if said properties had been specifically contained and described in the Original Indenture;

PROVIDED, HOWEVER, and these presents are upon the condition that, if the Company, its successors or assigns, shall pay or cause to be paid unto the holders of the bonds the principal and interest, and premium (including the Make-Whole Amount (as specified in the form of Bond set forth in this Supplemental Indenture)), if any, to become due in respect thereof at the times and in the manner stipulated therein and in the Indenture and shall keep, perform and observe all and singular the covenants and promises in said bonds and in the Indenture expressed to be kept, performed and observed by or on the part of the Company, then the Indenture and the estate and rights thereby granted shall cease, determine and be void, otherwise to be and remain in full force and effect.

AND THE COMPANY, for itself and its successors, does hereby covenant and agree to and with the Trustees, for the benefit of those who shall hold the bonds and the coupons appertaining thereto, or any of them, issued or to be issued under the Indenture, as follows:

ARTICLE I
CREATION AND DESCRIPTION OF FIRST MORTGAGE BONDS,
3.59% SERIES DUE 2030

Section 1.                                 A new series of bonds to be issued under and secured by the Indenture is hereby created, to be designated as First Mortgage Bonds, 3.59% Series due 2030 (herein sometimes called the “Bonds of the New Series” or “Bonds”).  The Bonds of the New Series shall be issued in an aggregate principal amount of Sixty Million Dollars ($60,000,000) on the Closing (as defined in the Bond Purchase Agreement), excluding any Bonds of the New Series which may be authenticated in lieu of or in substitution or exchange for other Bonds of the New Series pursuant to the provisions of Article 2 or of § 15.09 of the Original Indenture.  Said Bonds and the certificate of authentication of the Principal Trustee to be endorsed upon the Bonds shall be substantially in the forms hereinbefore recited, respectively.  Each Bond shall be dated as of the date of its authentication and all Bonds of the New Series shall mature August 20, 2030 and shall bear interest at the rate of 3.59% per annum payable semi-annually on each February 20 and August 20, commencing on February 20, 2016.  Interest on interest and principal which is overdue shall bear interest at that rate of interest that is 2.00% per annum above the rate of interest specified in the title of the Bonds (the “Default Rate”).  Both principal and interest shall be payable at the principal office of the Principal Trustee in New York, New York, and in any coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

The holder of any Bond on any record date (as hereinbelow defined) with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date notwithstanding the cancellation of such Bond upon any exchange or transfer thereof subsequent to the record date and prior to such interest payment date, except if and to the extent that the Company shall default in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the person in whose name such Bond (or any Bond or Bonds issued upon transfer or exchange thereof) is registered on a date fixed by the Company, which shall be not more than fifteen and not less than ten days before the date of payment of such defaulted interest.  The term “record date” as used in this Section with respect to any interest payment date shall mean the close of business on February 5 or August 5, as the case may be, next preceding such interest payment date, whether or not such record date shall be Business Day (as defined in the Bond Purchase Agreement).

The Company shall not be required to make any transfer or exchange of any Bonds for a period of ten days next preceding any selection of Bonds for redemption, nor shall it be required to make transfers or exchanges of any bonds which shall have been selected for redemption in whole or in part.

Bonds of the New Series shall be registered Bonds in definitive form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof which may be executed by the Company and delivered to the Principal Trustee for authentication and delivery.

The Bonds of the New Series shall be registrable and interchangeable at the principal corporate trust office of the Principal Trustee, in the manner and upon the terms set forth in Section 13 of the Bond Purchase Agreement and § 2.05 of the Original Indenture, upon payment of such an amount as shall be sufficient to reimburse the Company for, or to pay, any stamp or other tax or governmental charge incident thereto.

Notwithstanding the provisions of § 2.08 of the Original Indenture, but subject to Section 13.4 of the Bond Purchase Agreement, no service or other charge shall be made for any exchange or transfer of any Bond of the New Series.

Section 2.                                 The Bonds of the New Series shall be executed by the Company and delivered to the Principal Trustee and, upon compliance with all the provisions and requirements of the Original Indenture in respect thereof, the Bonds of the New Series may, from time to time, be authenticated by the Principal Trustee and delivered (without awaiting the filing or recording of this Supplemental Indenture) in accordance with the written order or orders of the Company.

ARTICLE II

OPTIONAL REDEMPTION OF BONDS OF THE NEW SERIES

Section 1.                                 The Bonds of the New Series, in the manner provided in Article 5 of the Original Indenture, shall be redeemable at any time prior to maturity, in whole or in part, at the option of the Company, at the principal amount of the bonds to be redeemed and a Make-Whole Amount, together with accrued and unpaid interest, if any, to the date fixed for redemption; provided, that the Company may not redeem less than 5% of the aggregate principal amount of the Bonds of the New Series then outstanding in the case of a partial redemption.

Section 2.                                 The provisions of § 5.03, § 5.04 and § 5.05 of the Original Indenture (as modified by the terms of the Bond Purchase Agreement and the provisions specified in the form of Bond set forth in this Supplemental Indenture) shall be applicable to Bonds of the New Series.  The principal amount of Bonds of the New Series registered in the name of any holder and to be redeemed on any partial redemption shall be $1,000, or a multiple thereof.

Section 3.                                 The holder of each and every Bond of the New Series issued hereunder hereby, and by accepting the Bond, agrees to accept payment thereof prior to maturity on the terms and conditions provided for in this Article II.

ARTICLE III

BOND PURCHASE AGREEMENT

Section 1.                                 Reference is made to Sections 7, 8, 9, 10, 11, 12, 13, 14 and 17 of the Bond Purchase Agreement for certain provisions governing the rights and obligations of the Company, the Trustee and the holders of the Bonds.  Such provisions are deemed to be incorporated in this Article III by reference as if set forth herein at length, so long as any of the Bonds remain outstanding.

ARTICLE IV

CHANGE OF CONTROL

Section 1.                                 So long as any of the Bonds remain outstanding, the Company will, within five Business Days after any Responsible Officer (as defined in the Bond Purchase Agreement) becoming aware of the occurrence of any Change of Control (as defined below), give written notice of such Change of Control to the Principal Trustee and to each holder of the Bonds.  If a Change of Control has occurred, such notice shall contain and constitute an offer to purchase the Bonds as described in Section 2 of this Article IV and shall be accompanied by the certificate described in Section 5 of this Article IV.

Section 2.                                 The offer to purchase the Bonds contemplated by Section 1 of this Article IV shall be an offer to purchase, in accordance with and subject to this Article IV, all, but not less than all, Bonds held by each holder (in this case, “holder” in respect of any Bonds registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Purchase Date”), which date shall be not less than 30 days and not more than 60 days after the date of such offer.

Section 3.                                 A holder of Bonds may accept or reject the offer to purchase made pursuant to this Article IV by causing a notice of such acceptance or rejection to be delivered to the Company at least five Business Days prior to the Proposed Purchase Date.  A failure by a holder of Bonds to so respond to an offer to purchase made pursuant to this Article IV shall be deemed to constitute a rejection of such offer by such holder.

Section 4.                                 Purchase of the Bonds to be purchased pursuant to this Article IV shall be at 100% of the principal amount of such Bonds, together with accrued and unpaid interest on such Bonds accrued to the date of purchase, but without any Make-Whole Amount.  The purchase shall be made on the Proposed Purchase Date.

Section 5.                                 Each offer to purchase the Bonds pursuant to this Article IV shall be accompanied by a certificate, executed by a Senior Financial Officer (as defined in the Bond Purchase Agreement) and dated the date of such offer, specifying (1) the Proposed Purchase Date, (2) that such offer is made pursuant to this Article IV, (3) the principal amount of each Bond offered to be purchased, (4) the interest that would be due on each Bond offered to be purchased, accrued to the Proposed Purchase Date, (5) that the conditions of this Article IV have been fulfilled and (6) in reasonable detail, the nature and date of the Change of Control.

Section 6.                                 “Change of Control” shall mean, in respect of the Company, if (1)(i) any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as in effect on the date of the Closing (for purposes of this Article IV, the “Exchange Act”)) or related persons constituting a group (as such term is used in Section 13d-5 under the Exchange Act), becomes the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the voting stock of the Company or (ii) the Company sells, leases, transfers, conveys or otherwise disposes of (including by way of merger or consolidation), in one or a series of related transactions, all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) and (2) after giving effect to the occurrence of any such event, the Company or the person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that has acquired all or substantially all of the assets of the Company, shall (i) have an unsecured (unenhanced) long-term debt rating of (x) “BB+” or lower by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) or (y) “Ba1” or lower by Moody’s Investors Service, Inc. (“Moody’s”) or (ii) be rated by neither S&P nor Moody’s.

ARTICLE V

NO SINKING AND IMPROVEMENT FUND FOR BONDS OF THE NEW SERIES

There shall be no Sinking and Improvement Fund for the Bonds of the New Series.

ARTICLE VI

DIVIDENDS AND SIMILAR DISTRIBUTIONS

The Company hereby covenants that, so long as any of the Bonds of the New Series shall remain outstanding, the covenants and agreements of the Company set forth in Section 4.11 of the Original Indenture as heretofore supplemented shall be and remain in full force and effect and be duly observed and complied with by the Company, notwithstanding that no First Mortgage Bonds, 3½% Series due 1969, remain outstanding.

ARTICLE VII

THE TRUSTEES

The Trustees accept the trusts created by this Supplemental Indenture upon the terms and conditions hereof and agree to perform such trusts upon the terms and conditions set forth in the Original Indenture as heretofore supplemented and in this Supplemental Indenture set forth.  In general, each and every term and condition contained in Article 13 of the Original Indenture shall apply to this Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and modifications thereof as may be appropriate to make the same conform to this Supplemental Indenture.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 1.                                 If the date for making any payment of principal, interest or premium (including Make-Whole Amount), if any, as provided in this Supplemental Indenture, shall not be a Business Day, such payment may be made on the next succeeding Business Day, with the same force and effect as if done on the nominal date provided in this Supplemental Indenture, and no interest shall accrue for the period after such nominal date; provided, that if the maturity date of any bond is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 2.                                 The Original Indenture as heretofore and hereby supplemented and amended is in all respects ratified and confirmed; and the Original Indenture, this Supplemental Indenture and all other indentures supplemental to the Original Indenture shall be read, taken and construed as one and the same instrument.  Neither the execution of this Supplemental Indenture nor anything herein contained shall be construed to impair the lien of the Original Indenture as heretofore supplemented and amended on any of the property subject thereto, and such lien shall remain in full force and effect as security for all bonds now outstanding or hereafter issued under the Indenture.  All terms defined in Article 1 of the Original Indenture, as heretofore supplemented, for all purposes of this Supplemental Indenture, shall have the meanings therein specified, unless the context otherwise requires.

Section 3.                                 This Supplemental Indenture may be simultaneously executed in any number of counterparts, and all said counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

Section 4.                                 Nothing in this Supplemental Indenture contained, shall, or shall be construed to, confer upon any person other than a holder of bonds issued under the Indenture, the Company and the Trustees any right or interest to avail himself of any benefit under any provision of the Indenture, as heretofore supplemented and amended, or of this Supplemental Indenture.

IN WITNESS WHEREOF, The Empire District Electric Company, party of the first part, has caused its corporate name to be hereunto affixed and this instrument to be signed by its President or a Vice President, and its corporate seal to be hereunto affixed and attested by its Secretary or an Assistant Secretary for and in its behalf; and The Bank of New York Mellon Trust Company, N.A. and UMB Bank & Trust, N.A., parties of the second part, in evidence of each of its acceptance of the trust hereby created, have each caused its corporate name to be hereunto affixed, and this instrument to be signed by its President, a Vice President or an Assistant Vice President and its corporate seal to be hereunto affixed and attested by its Secretary or an Assistant Secretary for and in its behalf, all as of the day and year first above written.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By	/s/ Laurie A. Delano
	Name:	Laurie A. Delano
	Title:	Vice President - Finance and
Chief Financial Officer

[Corporate Seal]

Attest:

/s/ Dale Harrington
Name:	Dale Harrington
Title:	Assistant Secretary

Signed, sealed and delivered by
THE EMPIRE DISTRICT ELECTRIC COMPANY
in the presence of:

/s/ Mark T. Timpe
Name:	Mark T. Timpe

/s/ Stephanie R. Varner
Name:	Stephanie R. Varner

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By	/s/ R. Tarnas
	Name:	R. Tarnas
	Title:	Vice President

[Corporate Seal]

Attest:

/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

Signed, sealed and delivered by
THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.
in the presence of:

/s/ Jonathan Glover
Name:	Jonathan Glover

/s/ Mietka Collins
Name:	Mietka Collins

UMB BANK & TRUST, N.A., as Trustee

By	/s/ Richard F. Novosak
	Name:	Richard F. Novosak
	Title:	Vice President

[Corporate Seal]

Attest:

/s/ Deanna Wilson
Name:	Deanna Wilson
Title:	Assistant Vice President

Signed, sealed and delivered by
UMB BANK & TRUST, N.A.
in the presence of:

/s/ Sandra Battas
Name:	Sandra Battas
Vice President

/s/ Lori Kohler
Name:	Lori Kohler
Assistant Vice President

/s/ Nancy Moglenicki
Name:	Nancy Moglenicki
Vice President

State of Missouri	)
	)	ss.:
County of Jasper	)

Be It Remembered, and I do hereby certify, that on this 21st day of July, 2015, before me, a Notary Public in and for the County and State aforesaid, personally appeared Laurie A. Delano, the Vice President - Finance and Chief Financial Officer of The Empire District Electric Company, a Kansas corporation, and Dale Harrington, the Assistant Secretary of said corporation, who are both to me personally known, and both personally known to me to be such officers and to be the identical persons whose names are subscribed to the foregoing instrument as such Vice President - Finance and Chief Financial Officer and Assistant Secretary, respectively, and as the persons who subscribed the name and affixed the seal of said The Empire District Electric Company, one of the makers thereof, to the foregoing instrument as its Vice President - Finance and Chief Financial Officer and Assistant Secretary, and they each acknowledged to me that they, being thereunto duly authorized, executed the same for the uses, purposes and consideration therein set forth and expressed, and in the capacities therein stated, as their free and voluntary act and deed, and as the free and voluntary act and deed of said corporation.

And the said Laurie A. Delano and Dale Harrington, being each duly sworn by me, severally deposed and said:  that they reside in City of Joplin, Missouri; that they were at that time Vice President - Finance and Chief Financial Officer and Assistant Secretary, of said corporation; that they knew the corporate seal of said corporation, and that the seal affixed to said instrument was such corporate seal, and was thereto affixed by said Assistant Secretary, and the said instrument was signed by said Vice President - Finance and Chief Financial Officer, in pursuance of the power and authority granted them by the By-Laws of said corporation, and by authority of the Board of Directors thereof.

In Testimony Whereof, I have hereunto set my hand and affixed my official and notarial seal at my office in said County and State the day and year last above written.

My commission expires November 16, 2018

[Notarial Seal]

/s/ Sherri J. Blalock
Name: Sherri J. Blalock
Title: Notary Public
State of Missouri
County of Newton
Commission # 14969626

SHERRI J. BLALOCK
Notary Public - Notary Seal
State of Missouri - Newton County
Commission # 14969626
My Commission Expires Nov. 16, 2018

[Notary Details]

State of Illinois	)
	)	ss.:
County of Cook	)

Be It Remembered, and I do hereby certify, that on the 14th day of August, 2015, before me, a Notary Public in and for the County and State aforesaid, personally appeared R. Tarnas, a Vice President of The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America and Lawrence M. Kusch, a Vice President of said association, who are both to me personally known, and both personally known to me to be such officers and to be the identical persons whose names are subscribed to the foregoing instrument as Vice Presidents and as the persons who subscribed the name and affixed the seal of said The Bank of New York Mellon Trust Company, N.A., one of the makers thereof, to the foregoing instrument as its Vice Presidents, and they each acknowledged to me that they, being thereunto duly authorized, executed the same for the uses, purposes and consideration therein set forth and expressed, and in the capacities therein stated, as their free and voluntary act and deed, and as the free and voluntary act and deed of said association.

And the said R. Tarnas and Lawrence M. Kusch, being each duly sworn by me, severally deposed and said: that they reside in Highland Park, Illinois and Brookfield, Illinois, respectively; that they were at that time each a Vice President of said association; that they knew the corporate seal of said association, and that the seal affixed to said instrument was such corporate seal, and was thereto affixed by said R. Tarnas and the said instrument was signed by said Vice Presidents in pursuance of the power and authority granted them by the By-Laws of said association, and by authority of the Board of Directors thereof.

In Testimony Whereof, I have hereunto set my hand and affixed my official and notarial seal at my office in said County and State the day and year last above written.

My commission expires:  5/20/17

[Notarial Seal]

/s/ Colleen Sketch
Notary Public

“OFFICIAL SEAL”

COLLEEN SKETCH

NOTARY PUBLIC — STATE OF ILLINOIS

MY COMMISSION EXPIRES MAY 20, 2017

“OFFICIAL SEAL”

[Notary Details]

State of Missouri	)
	)	ss.:
City of St. Louis	)

Be It Remembered, and I do hereby certify, that on this 20th day of August, 2015, before me, a Notary Public in and for the County and State aforesaid, personally appeared Richard F. Novosak, Vice President of UMB Bank & Trust, N.A., a national banking association organized under the laws of the United States of America, and Deanna Wilson, Assistant Vice President of said association, who are both to me personally known, and both personally known to me to be such officers and to be the identical persons whose names are subscribed to the foregoing instrument as such Vice President and Assistant Vice President, respectively, and as the persons who subscribed the name and affixed the seal of said UMB Bank & Trust, N.A. one of the makers thereof, to the foregoing instrument as its Vice President and Assistant Vice President, and they each acknowledged to me that they, being thereunto duly authorized, executed the same for the uses, purposes and consideration therein set forth and expressed, and in the capacities therein stated, as their free and voluntary act and deed, and as the free and voluntary act and deed of said association.

And the said Richard F. Novosak and Deanna Wilson, being each duly sworn by me, severally deposed and said:  that they reside in Jefferson County and St. Louis County; that they were at that time respectively Vice President and Assistant Vice President of said association; that they knew the corporate seal of said association, and that the seal affixed to said instrument was such corporate seal, and was thereto affixed by said Deanna Wilson, and the said instrument was signed by said Richard F. Novosak, in pursuance of the power and authority granted them by the By-Laws of said association, and by authority of the Board of Directors thereof.

In Testimony Whereof, I have hereunto set my hand and affixed my official seal at my office in said County and State the day and year last above written.

My commission expires August 11, 2016

[Notarial Seal]

/s/ M. Deborah King
Notary Public

M. Deborah King
Notary Public - Notary Seal
STATE OF MISSOURI

St. Louis County

My Commission Expires: Aug. 11, 2016
Commission # 12452673

[NOTARY DETAILS]

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